ASPEN GROUP RESOURCES CORPORATION

AND SUBSIDIARIES

CONSOLIDATED FINANCIAL STATEMENTS

AND REPORT OF INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM

DECEMBER 31, 2003

ASPEN GROUP RESOURCES CORPORATION

AND SUBSIDIARIES

CONTENTS

Page

Report of Independent Registered Public Accounting Firm

1

Consolidated Financial Statements

    Consolidated Balance Sheets

2

    Consolidated Statements of Operations

3

    Consolidated Statement of Changes in Stockholders’ Equity

4

    Consolidated Statements of Cash Flows

5

    Notes to Consolidated Financial Statements

6-25

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors

Aspen Group Resources Corporation

We have audited the accompanying consolidated balance sheets of Aspen Group Resources Corporation and subsidiaries as of December 31, 2003 and 2002 and the related consolidated statements of operations, changes in stockholders’ equity and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Aspen Group Resources Corporation and subsidiaries as of December 31, 2003 and 2002, and the results of their operations and their cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern.  As discussed in Note 16 to the financial statements, the Company has suffered recurring losses from operations and current liabilities exceed current assets.  This raises substantial doubt about the Company’s ability to continue as a going concern.  Management’s plans in regard to these matters are also described in Note 16.  The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Lane Gorman Trubitt LLP

Dallas, Texas

May 14, 2004

ASPEN GROUP RESOURCES CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS December 31,
(Expressed in US Dollars)
	2003	2002
ASSETS
Current Assets
Cash	$627,291	$50,016
Accounts receivable
Trade	3,833,812	1,432,920
Sale of assets	541,660	2,826,704
Due from affiliates	-	1,192,981
Other	40,552	27,071
Materials and supplies inventory	104,577	104,577
Prepaid expenses	41,228	123,802
Total current assets	5,189,120	5,758,071

Proved Oil & Gas Properties (full cost method)
net of accumulated depletion of $27,273,506 and $21,515,449	39,487,383	44,967,314

Property and Equipment
net of accumulated depreciation of $2,182,742 and $2,452,574	883,198	1,759,472

Other Assets
Notes receivable	40,685	42,587
Deposits and other assets	23,192	8,880

Total Assets	$45,623,578	$52,536,324

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Bank indebtedness	$-	$58,892
Accounts payable
Trade	4,910,152	3,860,856
Revenue distribution	763,664	924,652
Due to affiliates	-	1,132,943
Accrued expenses	134,287	1,099,300
Accrued interest	45,062	42,695
	5,853,165	7,119,338
Current maturities of long-term debt	13,443,332	16,197,027
Total current liabilities	19,296,497	23,316,365

Long-Term Debt, less Current Maturities	99,005	1,075,777

Provision for Site Restoration	317,846	264,522

Deferred Income Taxes	-	81,053

Stockholders’ Equity
Preferred stock, no par value, authorized-unlimited, issued – none	-	-
Common stock, no par value, authorized-unlimited, issued
51,378,037 in 2003 and 39,378,037 in 2002	58,895,708	57,952,574
Less subscriptions for 122,535 shares	(214,436)	(214,436)
Less 911,118 shares of treasury stock – at cost	(113,849)	-
Warrants and beneficial conversion feature	823,695	823,695
Accumulated deficit	(33,480,888)	(30,763,226) (13,753,399)
Total stockholders’ equity	25,910,230	27,798,607

Total Liabilities and Stockholders’ Equity	$45,623,578	$52,536,324

  “signed Robert L. Calentine”

  “signed Allan C. Thorne”

Robert L. Calentine, Director and CEO

Allan C. Thorne, CFO

See accompanying notes to these financial statements.

#

CONSOLIDATED STATEMENTS OF OPERATIONS
Years ended December 31, 2003 and 2002 (Expressed in US Dollars)

	2003	2002

REVENUE
Oil and gas sales	$8,667,363	$6,969,309
Product and service revenues	1,052,847	865,325
Total revenues	9,720,210	7,834,634

EXPENSES
Oil and gas production	3,107,995	4,212,552
Operating expenses	674,320	908,973
General and administrative	2,252,112	4,937,057
Depreciation and depletion and site restoration	5,979,887	11,304,036
Impaired assets write-down	-	1,214,528
Total expenses	12,014,314	22,577,146

LOSS FROM OPERATIONS	(2,294,104)	(14,742,512)

OTHER INCOME (EXPENSE)
Interest and financing expense	(856,078)	(901,738)
Other income (expense)	337,158	(12,392)
Total other	(518,920)	(914,130)

LOSS BEFORE THE UNDERNOTED	(2,813,024)	(15,656,642)

PROVISION FOR WRITE DOWN OF INVESTMENT	-	(625,475)

GAIN (LOSS) ON SALE OF ASSETS	4,139	(920,258)

INCOME TAXES RECOVERY - CANADA	91,223	192,547

NET LOSS	$(2,717,662)	$(17,009,828)

BASIC NET LOSS PER SHARE	$(.05)	$(.45)

DILUTED NET LOSS PER SHARE	$(.05)	$(.45)

WEIGHTED AVERAGE SHARES	50,030,092	37,420,390

WEIGHTED AVERAGE SHARES – ASSUMING DILUTION	50,030,092	37,420,390

CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY Years ended December 31, 2003 and 2002 (Expressed in US Dollars)
	COMMON STOCK				WARRANTS AND BENEFICIAL CONVERSION FEATURE	ACCUMULATED DEFECIT	TOTAL
	SHARES	AMOUNT	COMMON STOCK SUBSCRIBED	TREASURY STOCK

BALANCES, December 31, 2001	20,204,157	$46,943,541	$ (214,436)	$-	$1,305,236	$(13,753,399)	$34,280,942

Shares issued on Endeavour take-over (January – October)	11,944,809	6,689,093	-	-	-	-	6,689,093
Conversion of debt in January for shares of stock	2,857,143	3,000,000	-	-	-	-	3,000,000
Issuance of shares in February for interest on converted of debt	1,000,000	90,000	-	-	-	-	90,000
Shares issued in February for services ($0.76 per share)	47,428	36,000	-	-	-	-	36,000
Conversion of Special Warrants in April	544,500	481,540	-	-	(481,541)	1	-
Shares issued in May for acquisition	2,825,000	741,800	-	-	-	-	741,800
Shares issued in July for services ($0.56 per share)	25,000	14,000	-	-	-	-	14,000
Retirement of shares ($0.62 per share)	(70,000)	(43,400)	-	-	-	-	(43,400)
Net loss	-	-	-	-	-	(17,009,828)	(17,009,828)

BALANCES, December 31, 2002	39,378,037	57,952,574	(214,436)	-	823,695	(30,763,226)	27,798,607

Issuance of shares in private offering which closed in February 2003	12,000,000	943,134	-	-	-	-	943,134
Acquisition of treasury stock				(113,849)			(113,849)
Net loss	-	-	-	-	-	(2,717,662)	(2,717,662)

BALANCES, December 31, 2003	51,378,037	$58,895,708	$ (214,436)	$(113,849)	$823,695	$(33,480,888)	$25,910,230

ASPEN GROUP RESOURCES CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS
Years ended December 31, 2003 and 2002
(Expressed in US Dollars)

	2003	2002
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(2,717,662)	$(17,009,828)
Adjustments to reconcile net loss to net cash
provided (used) by operating activities:
Deferred income taxes recovery	(81,053)	(192,547)
Loss (gain) on sale of fixed assets	(4,139)	920,258
Depreciation and depletion	5,979,887	10,999,556
Common stock issued for services	-	6,600
Provision for write-down of investments and other assets	-	1,016,142
Cash flows from operations	3,177,033	(4,259,819)
Change in assets and liabilities, net
Accounts receivable	1,063,652	1,108,852
Prepaid expenses	82,574	444,921
Accounts payable and accrued liabilities	(1,207,281)	1,680,793
Other	(12,410)	-
Net cash provided (used) by operating activities	3,103,568	(1,025,253)

CASH FLOWS FROM INVESTING ACTIVITIES
Proceeds from the sale of other assets	650,000	-
Proceeds from sale of oil and gas properties	1,338,994	3,181,061
Proceeds from sale of fixed assets	72,875	84,213
Exploration and development costs capitalized	(1,617,121)	(1,953,541)
Acquisition of property and equipment	(10,967)	(389,395)
Net cash provided by investing activities	433,781	922,338

CASH FLOWS FROM FINANCING ACTIVITIES
Cash acquired in acquisition	-	(8,540)
Bank overdraft	(58,892)	58,892
Sale of common stock	943,134	-
Acquisition of treasury stock	(113,849)	-
Issuance of notes payable and long-term debt	1,083,320	2,218,170
Repayment of notes payable and long-term debt	(4,813,787)	(2,166,191)
Net cash provided by (used in) financing activities	(2,960,074)	102,331

NET INCREASE (DECREASE) IN CASH	577,275	(584)

CASH - Beginning of period	50,016	50,600

CASH – End of period	$627,291	$50,016

SUPPLEMENTAL INFORMATION
Cash paid for interest	853,711	904,784
Conversion of special warrants to common stock	-	481,541
Conversion of accounts payable to common stock	-	3,090,000
Issuance of common stock for acquisition consulting fees	-	36,000
Equipment and other assets acquired with common stock Extinguishment of convertible debentures	-	741,800
Non-cash collections on notes receivable	-	125,000
Cash income taxes paid	-	-
Issuance of common shares for Endeavour take-over	-	6,689,093

ASPEN GROUP RESOURCES CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in US Dollars)

1.

NATURE OF BUSINESS AND BASIS OF PREPARATION AND PRESENTATION

Nature of Business

The primary business focus of Aspen Group Resources Corporation (the “Company” or “Aspen”) is to build value through the development of its existing producing oil and gas properties by conducting an active exploitation program on these properties and pursuing the acquisition, development, and exploitation of oil and gas properties in both the United States and Canada that offer the potential for increased production while continuing to control costs.

The Company was incorporated under the laws of Ontario, Canada as Cotton Valley Energy Limited on February 15, 1995.  On June 14, 1996, the Company merged with Arjon Enterprises, Inc., an Ontario corporation and reporting issuer in Ontario.  As a result of that merger the Company’s name was changed to Cotton Valley Resources Corporation.  The Company continued from Ontario to the Yukon Territory pursuant to Articles of Continuance dated February 9, 1998.  On February 28, 2000 the Company’s name was changed to Aspen Group Resources Corporation.

2.

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Oil and Gas Properties

The Company follows the full-cost method of accounting for oil and gas properties.  Accordingly, all costs associated with acquisition, exploration and development of oil and gas reserves, including directly related overhead costs, are capitalized into a “full-cost pool”.  A separate full cost pool is established for U.S. and non-U.S. properties.

All capitalized costs of oil and gas properties, including the estimated future costs to develop proved reserves, are amortized on the unit-of-production method using estimates of proved reserves.  Costs directly associated with the acquisition and evaluation of unproved properties are excluded from the amortization base until the related properties are evaluated.  Such unproved properties are assessed periodically and a provision for impairment is made to the full-cost amortization base when appropriate.

Sales of oil and gas properties are credited to the full-cost pool unless the sale would have a significant effect on the amortization rate.  Abandonments of properties are accounted for as adjustments to capitalized costs with no loss recognized.  Oil and gas drilling and workover equipment used primarily on the Company’s properties are included in the full cost pool.

The net capitalized costs are subject to a “ceiling test” which limits such costs to the aggregate of the estimated present value of future net revenues from proved reserves discounted at ten percent based on current economic and operating conditions.

The recoverability of amounts capitalized for oil and gas properties is dependent upon the identification of economically recoverable reserves, together with obtaining the necessary financing to exploit such reserves and the achievement of profitable operations.

Canadian Resource expenditure deductions for income tax purposes related to exploration and development activities funded by flow-through share arrangements are renounced to investors in accordance with income tax legislation.

#

ASPEN GROUP RESOURCES CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in US Dollars)

Revenue Recognition

Revenue is accrued and recognized in the month the oil and gas is produced and sold.  Reimbursement of costs from well operations is netted against the related oil and gas production expenses.

Inventories

Inventories, which consist primarily of oilfield equipment, acidizing and cementing products, and supplies held for resale, are stated at the lower of cost or market using the first-in, first-out (FIFO) method.

Debenture Financing Costs

Debenture financing costs are being amortized ratably over the life of the related debenture.

Property and Equipment

Property and equipment is recorded at cost and depreciated on a straight-line basis over the estimated useful lives of the assets.

Investments

Non-marketable securities are accounted for using the cost method of accounting and assessed for other-than-temporary impairments. If non-marketable securities have an other-than-temporary impairment, the cost of the security is written down to a new cost basis by a charge to operations.  See Note 7.

Basis of Presentation

The accompanying financial statements have been prepared in accordance with accounting principles generally accepted in the United States.  The differences between accounting principles generally accepted in the United States and Canada would not have a material impact on the accompanying financial statements.  The Company’s assets and principal activities are in the United States and its functional currency is the U.S. dollar; accordingly, the accompanying financial statements are presented in U.S. dollars.  The effects of exchange rate changes on transactions denominated in Canadian dollars or other currencies are charged to operations. Foreign exchange gains or losses were insignificant for all periods presented.

Income Taxes

Income taxes are provided for the tax effects of transactions reported in the financial statements and consist of taxes currently due, if any, plus net deferred taxes related primarily to differences between the bases of assets and liabilities for financial and income tax reporting.  Deferred tax assets and liabilities represent the future tax return consequences of those differences, which will either be taxable or deductible when the assets and liabilities are recovered or settled.  Deferred tax assets include recognition of operating losses that are available to offset future taxable income and tax credits that are available to offset future income taxes.  Valuation allowances are recognized to limit recognition of deferred tax assets where appropriate.  Such allowances may be reversed when circumstances provide evidence that the deferred tax assets will more likely than not be realized.

Net Earnings Per Share

Per share information is based on the weighted average number of common stock and common stock equivalent shares outstanding. As required by the Securities and Exchange Commission rules, all warrants, options, and shares issued within a year prior to the initial filing of a registration statement are assumed to be outstanding for each year presented for purposes of the earnings per share calculation.

Cash Flow Statement

For purposes of the statements of cash flows, the Company considers all highly liquid debt instruments purchased with an original maturity of three months or less to be cash equivalents.

Advertising Costs

The Company’s policy is to expense all advertising costs in the period in which they are incurred.  Advertising and promotion expense was $2,933 and $36,248 for the 2003 and 2002, respectively.

Stock-Based Compensation

Statement of Financial Accounting Standards No. 123 - Accounting for Stock-Based Compensation (SFAS 123), requires recognition of compensation expense for grants of stock, stock options, and other equity instruments based on fair value.  If the grants are to employees, companies may elect to disclose only the pro forma effect of such grants on net income and earnings per share in the notes to financial statements and continue to account for the grants pursuant to APB Opinion No. 25, Accounting for Stock Issued to Employees.  The Company has elected the pro forma disclosure alternative for employee grants.

Use of Estimates

The preparation of the Company’s consolidated financial statements in conformity with generally accepted accounting principles requires the Company to make estimates and assumptions that affect the amounts reported in these financial statements and accompanying notes.  Actual results could differ from those estimates.  Significant assumptions are required in the valuation of proved oil and gas reserves, which as described above may affect the amount at which oil and gas properties are recorded. It is at least reasonably possible those estimates could be revised in the near term and those revisions could be material.

Principles of Consolidation

The consolidated financial statements include the accounts of the Company and its majority-owned subsidiaries.  All material intercompany accounts and transactions of consolidated subsidiaries have been eliminated in consolidation.

Joint Operations

Certain of the petroleum and natural gas activities are conducted jointly with others.  These consolidated financial statements reflect only the Company's proportionate interest in such activities.

Cash and Cash equivalents

Cash and cash equivalents include cash on hand, balances with banks and short-term deposits with original maturities of three months or less.  Bank borrowings are considered to be financing activities.

Financial Instruments

The Company has estimated the fair value of its financial instruments which include cash and cash equivalents, accounts receivable, advances to operators, due to and from related companies, contracts receivable and payable, investments, accounts payable, accrued liabilities, notes payable and long-term debt.  The Company used valuation methodologies and market information available and unless otherwise noted, it is management’s opinion that the Company is not exposed to significant interest, currency or credit risks arising from their financial instruments.  It has been determined that the carrying amounts of such financial instruments approximate fair value in all cases, unless otherwise noted.

#

ASPEN GROUP RESOURCES CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in US Dollars)

Future Site Restoration and Abandonment Costs - Canada

Estimated future costs relating to site restoration and abandonments are provided for over the life of proved reserves on a unit-of-production basis.  Costs are estimated, net of expected recoveries, based upon current legislation, costs, technology and industry standards.  The annual provision is recorded as additional depletion and depreciation.  The accumulated provision is reflected as a non-current liability and actual expenditures are charged against the accumulated provision when incurred.

Recent Accounting Pronouncements

In April 2003, the FASB issued SFAS No. 149, Amendment of Statement 133 on Derivative Instruments and Hedging Activities.  SFAS 149 amends and clarifies financial accounting and reporting of derivatives, including derivative instruments embedded in other contracts, which are collectively referred to as derivatives, and for hedging activities under SFAS 133, Accounting for Derivative Instruments and Hedging Activities.  SFAS 149 was effective for contracts entered into or modified after June 30, 2003.  The adoption of SFAS 149 did not have a material impact on the Company’s financial position or results of operations.

In May 2003, the FASB issued SFAS No. 150, Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity, which addresses how an issuer classifies and measures financial instruments with characteristics of both liabilities and equity.  This Statement is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003. The adoption of SFAS 150 did not have a material impact on the Company’s financial position or results of operations.

Long-Lived Assets

Long-lived assets, other than oil and gas properties, are periodically reviewed for impairment based on an assessment of future operations.  The Company records impairment losses on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets’ carrying amount.  Measurement of an impairment loss is based on the fair market value of the asset.  Impairment for oil and gas properties is computed in the manner described above under “Oil and Gas Properties.”

3.

ACQUISITIONS

United Cementing & Acid Co., Inc.

Effective January 1, 2001, the Company entered into a share purchase agreement to acquire 100% of United Cementing & Acid Co., Inc. (United), a privately held oilfield service company.  For financial statement purposes the acquisition was accounted for as a purchase. The aggregate purchase price was $1,250,000.  On April 13, 2001, the Company entered into a share purchase agreement to sell 25% of United to a director of the Company.  The aggregate sale price was $312,500.  On January 1, 2002, the Company repurchased those 875 shares of United from that director of the Company for $312,500; making United a wholly owned subsidiary of the Company.  For financial statement purposes, the acquisition was accounted for as a purchase and, accordingly United’s results are included in the consolidated financial statements since the date of acquisition.  The net purchase price exceeded the net assets of United by approximately $691,000.  The excess was allocated to property and equipment and is being depreciated.

Acquisition of Aspen Endeavour Resources Inc. (formerly Endeavour Resources Inc.)

On March 6, 2002 the Company completed the acquisition of 100% of Endeavour Resources Inc. ("Endeavour") in exchange for 11,944,809 common shares of the Company together with share purchase warrants to purchase an additional 5,972,403 common shares of the Company.  Each whole share purchase warrant entitled the holder to purchase one common share of the Company at a price of $1.25 until September 30, 2002, or $1.75 thereafter until June 30, 2003.  No share purchase warrants were exercised and they expired on June 30, 2003.  In addition, the Company acquired common share purchase warrants of Endeavour entitling the holder to acquire approximately 3,750,000 additional shares of Endeavour common stock.  In exchange for these warrants, the Company issued 890,625 Class B common share purchase warrants (Class B Warrants), each whole Class B Warrant entitling the holder to purchase one share of the common stock of the Company at a price of $1.33 per share.  No Class B Warrants were exercised and they expired on June 28, 2002.  For financial statement purposes, the acquisition was accounted for as a purchase and, accordingly Endeavour’s results are included in the consolidated financial statements as of January 1, 2002.  The net purchase price of approximately $6,789,000 exceeded the net assets of Endeavour by approximately $154,000.  The excess was allocated to oil and gas properties.

On June 7, 2002, Endeavour received a Certificate of Amendment changing its name to Aspen Endeavour Resources Inc.

Acquisition of Lamb Creek Inn and 43 Producing wells

In May 2002, the Company purchased the Lamb Creek Inn in Kerrville Texas from a past director of the Company along with a 50% interest in 43 oil wells in Oklahoma from a past officer and director of the Company.  The Company issued 2,825,000 common shares from treasury and paid $750,000 in notes and cash.

4.

PROPERTY AND EQUIPMENT

a)

Property and equipment consist of the following at December 31,

	2003	2002	Estimated Useful Lives

Office furniture and equipment	$391,341	$389,647	5 – 10 years
Equipment	361,573	378,006	5 – 10 years
Vehicles	1,406,595	1,531,044	5 years
Buildings and improvements	561,042	1,574,730	25 years
Land	239,548	239,548
Office furniture & fixtures (Canada)	105,841	99,071	20-30% declining
	$3,065,940	$4,212,046

Depreciation charged to expense amounted to $168,505 and $312,819 for 2003 and 2002, respectively.

b)

Oil and Gas Properties

	Cost	Accumulated Depletion and Depreciation	2003 Net Book Value

United States
Petroleum and natural gas properties and equipment – Canadian subsidiary	$947,673	$(560,007)	$387,666
Petroleum and natural gas properties and equipment – US operations	49,813,640	(15,758,999)	34,054,641

Canada
Petroleum and natural gas properties and equipment	15,999,576	(10,954,500)	5,045,076
	$66,760,889	$(27,273,506)	$39,487,383

	Cost	Accumulated Depletion and Depreciation	2002 Net Book Value

United States
Petroleum and natural gas properties and equipment – Canadian subsidiary	$915,961	$(397,055)	$518,906
Petroleum and natural gas properties and equipment – US operations	50,721,128	(13,750,838)	36,970,290

Canada
Petroleum and natural gas properties and Equipment	14,845,674	(7,367,556)	7,483,118
	$66,482,763	$(21,515,449)	$44,967,314

c)

Site restoration and abandonments - Canada

At December 31, 2003 and 2002 the costs, net of expected recoveries, relating to future site restoration and abandonments are estimated to be $437,394 and $437,394, respectively, of which $317,846 and $264,522 has been accrued in the consolidated financial statements, respectively.

d)

Depletion and depreciation

At December 31, 2003 there were no costs (2002 $650,995) for unproven properties which have been excluded from the depletion calculation.  The Company converted its gas to bbls (barrels) using 6:1 conversion rate.

e)

Ceiling test

The ceiling test resulted in a writedown of $1,574,980 for Canadian properties and $0 for U.S. properties in 2003 and $665,350 for Canadian properties and $6,331,832 for U.S. properties in 2002.

5.

NOTES RECEIVABLE

Notes receivable consist of the following at December 31,
	2003	2002

Note receivable	$ 67,768	$ 65,895
Less current maturities	(27,083)	(23,038)
	$ 40,685	$ 42,857

6.

NOTES PAYABLE AND LONG-TERM DEBT

On April 28, 2000, Aspen Energy Group, Inc. entered into a credit agreement with a bank under which it may borrow up to $25,000,000 limited to the borrowing base as determined by the lender.  At December 31, 2003 and 2002, there were $10,321,210 and $14,844,002, respectively of outstanding borrowings under this agreement.  Interest on outstanding borrowings currently accrues at the bank’s base rate of interest plus one percent (base rate is 4.0% and 5.0% at December 31, 2003 and December 31, 2002 respectively).  The agreement also provides for a commitment fee of one-half percent per annum on the average unused portion of the commitment.  A facility fee of one-half percent is assessed for increases in the commitment amount.

The facility is collateralized by the Aspen Energy Group, Inc.’s oil and gas properties. Under the terms of the credit agreement, Aspen Energy Group, Inc. is required to maintain certain financial ratios and other financial conditions.  On October 4, 2002, Aspen Energy Group, Inc. was notified that it was in default of the credit agreement.  At December 31, 2003, Aspen Energy Group, Inc. is in default of the credit agreement, but is current on payment requirements.  Management is currently in negotiations with the bank to remedy these defaults.

Interest is payable monthly and the credit agreement requires monthly commitment reductions as determined by lender.  The monthly commitment reduction amount as of December 31, 2003 was $155,000.  The credit agreement matures on September 10, 2004.

United Cementing & Acid Co., Inc. has a note payable to a bank, dated June 26, 2001, in the original amount of $300,000; payable in monthly installments of $3,650, including interest at 7.50%, with all unpaid interest and principal due on June 26, 2004.  The note payable is secured by real estate.  At December 31, 2003 and 2002 the outstanding balance was $248,840 and $275,324, respectively.

United Cementing & Acid Co., Inc. has a note payable to a bank, dated March 13, 2002, in the original amount of $272,419; payable in monthly installments of $6,654, including interest at the base rate plus one-half percent, with all unpaid interest and principal due on June 26, 2005.  The note payable is secured by substantially all of United’s assets.  At December 31, 2003 and 2002 the outstanding balance was $154,739 and $232,860, respectively.

On April 1, 2002, in connection with the purchase of certain assets from a past director of the Company, the Company assumed a note payable with an outstanding balance of $298,558 at the date of acquisition.  The note was paid in full upon the sale of the assets during 2003.  At December 31, 2003 and December 31, 2002 the outstanding balance was $0 and $252,548.

In connection with the acquisition of certain oil and gas properties, the Company, on February 28, 2000, issued a $3,000,000 convertible 9% note payable.  All unpaid principal and interest was due on or before December 31, 2002; provided that at any time the Company proposes to pay this note payable, the Company has the right, at its sole option, to pay all or any portion of the amount outstanding by the issuance to the payees of 2,857,143 shares of common stock of the Company.  During 2002, this note and related unpaid accrued interest was exchanged for 3,857,143 shares of common stock.

The Company has a note payable to a merchant banking organization dated December 30, 2003, in the original amount of $1,083,320; interest at 24% is payable monthly, with all unpaid interest and principal due on December 30, 2004.  The note payable is secured by substantially all assets of Aspen Endeavour Resources, Inc.  At December 31, 2003 the outstanding balance was $1,083,320.

Aspen Endeavour Resources Inc. Notes Payable and Long-Term Debt:

	2003	2002
Canadian Western Bank
Demand non-revolving $2,012,000 production loan, repayable in equal monthly installments of $96,725 commencing June 1, 2002 bearing interest at bank prime plus 0.75% which is secured by petroleum and natural gas properties	$174,105	$1,092,098
Demand revolving $1,780,000 production loan, repayable in equal monthly installments of $96,725 commencing January 1, 2004 bearing interest at bank prime plus 0.75% which is secured by petroleum and natural gas properties	1,470,220	443,170
	1,644,325	1,535,268

Other Notes Payable and Long-Term Debt
$205,000 loan, repayable in equal quarterly installments of $17,088 commencing March 31, 2002 bearing interest at 0% which is secured by petroleum and natural gas properties	68,352	111,848

Other	21,551	20,954

	1,734,228	1,668,070

Less - current portion	1,721,189	1,012,538
	13,039	655,532
Demand, revolving reducing loan in the principle amount of $1 million, bearing interest at bank prime plus 0.75%	-	-

	$13,039	$655,532

The Aspen Endeavour loans bear interest at prime plus 0.75% and are secured by a $5 million fixed and floating charge debenture covering the various Canadian petroleum and natural gas leases.  Aspen Endeavour is in compliance with all banking requirements.

#

ASPEN GROUP RESOURCES CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in US Dollars)

Notes Payable and Long-Term Debt – U.S. Operations:

	2003	2002
Aspen Energy Group, Inc. Bank Loan
Demand non-revolving production loan	$10,321,210	$14,844,002

United Cementing & Acid Co., Inc.
Equipment installment loans	403,579	508,184

Aspen Group Resources Corporation
Demand non-revolving production loan	1,083,320	-

Equipment and real estate installment loan	-	252,548

	11,808,109	15,604,734

Less – current portion	11,722,143	15,184,489

	$85,966	$420,245

Five-year maturity schedule:

Long-term debt is due as follows: 2004 - $13,443,332; 2005- $77,285; and 2006 - $21,720.

7.

INVESTMENTS

	2003	2002
Cubacan Exploration Inc.

Common shares	$1,016,560	$1,016,560
Acquisition of shares	68,881	68,881
	1,085,441	1,085,441

Less provision for write down	(1,085,440)	(1,085,440)
	$1	$1

In the year 2002, Endeavour received 180,000 common shares of Cubacan at $0.38 per share as a settlement of debt of $68,881.  At December 31, 2003 and 2002, the Company owned 26,365,982 common shares of Cubacan or 32.5% of the outstanding shares.  On June 6, 2003, Cubacan was suspended from trading on the TSX Venture Exchange.  During 2002, the investment in these shares was written down to $1.00.

8.

INCOME TAXES

Canadian Income Taxes

	2003	2002

Loss before income taxes	$2,540,587	$1,755,672

Expected tax expense (recovery) at combined federal and provincial rate of 41.12% for 2003 and 41.62% for 2002	(1,044,689)	(730,722)
Increase (decrease) resulting from;
Non deductible crown charges	91,650	54,720
Provincial royalty deduction	(134,752)	(21,561)
Resource allowance	39,112	(32,451)
Statutory rate reduction	14,294	(17,557)
Non-deductible DD&A	1,546,794	490,169
Other	97,589	64,855
Unrecognized future income tax recoveries	(518,775)	-

Provision for deferred income taxes	$(91,223)	$(192,547)

The temporary differences of the deferred income tax liability are as follows:

Deferred income tax assets
Non-capital loss carry forwards	$(178,665)	$(94,376)
Future site restoration	(149,239)	(106,459)
Share issue costs	(8,021)	(12,692)
Investments	(1,206,162)	(1,022,844)
Other	(171,970)	(53,598)
	(1,714,057)	(1,289,969)
Deferred income tax liabilities
Property and equipment	1,153,325	1,371,022
Net deferred income tax (asset) liability before allowance	(560,732)	81,053
Deferred income tax valuation allowance	560,732	-

Net deferred income tax liability	$-	$81,053

The Canadian subsidiary has $434,496 of available loss carry forwards for income tax purposes which may be used to reduce future taxable income, the benefit of which has been recognized in these consolidated financial statements.  These losses expire in 2009.

#

ASPEN GROUP RESOURCES CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in US Dollars)

The Canadian subsidiary has available the following approximate costs which may be deducted in the prescribed manner to determine future taxable income:

	Rate	2003	2002

Undepreciated capital costs	20%-30%	$862,563	$784,311
Canadian oil and gas property expense	10%	$222,613	$193,629
Canadian development expense	30%	$1,194,886	$1,521,233
Canadian exploration expense	100%	$1,029,099	$800,500
Foreign exploration and development expense	10%	$540,542	$867,068

United States Income Taxes

Aspen’s deferred tax assets (liabilities) consist of the following:

	2003	2002
Deferred tax liabilities:
Accumulated depreciation	$(67,000)	$(67,000)
Costs capitalized for books and deducted for tax	-	-
Total deferred tax liabilities	(67,000)	(67,000)

Deferred tax assets:
Net operating loss carryforwards	9,889,000	10,255,000
Costs expensed for books and capitalized for tax	1,639,000	1,185,000
Total deferred tax assets	11,528,000	11,440,000
Less valuation allowance	(11,458,000)	(11,373,000)
Net deferred tax liability	$-	$-

The difference from the expected income tax expense for the periods ended December 31, 2003 and 2002 at the statutory federal tax rate of 34% and the actual income tax expense is primarily the result of net operating loss carryforwards.

At December 31, 2003, the Company has available net operating loss carryforwards of approximately $29,051,000 to reduce future taxable income.  These carryforwards expire from 2003 to 2023.

9.

STOCKHOLDERS’ EQUITY

On February 11, 2003, the Company completed a private placement of 12,000,000 Units at $.14 (Canadian) each for gross proceeds of $1,680,000 (Canadian).  Each Unit is comprised of one common share and one-half of one common share purchase warrant with each whole common share purchase warrant exercisable for one common share at a price of $.18 (Canadian) until August 10, 2004. The common shares and warrants issued carry a four-month hold period under Canadian securities laws from the date of close.

During the year ended December 31, 2002, the Company completed the acquisition of 100% of Endeavour Resources Inc. (Endeavour), in exchange for 11,944,809 common shares of the Company together with share purchase warrants to purchase an additional 5,972,403 common shares of the Company.  Each whole share purchase warrant entitled the holder to purchase one share of common stock of the Company at a price of $1.75 until June 30, 2003.

During the year ended December 31, 2002, warrants to acquire 272,250 shares for $1.80 per share through April 4, 2003 were granted in connection with the exercise of 495,000 special warrants.

At December 31, 2003, exercise prices of options and warrants range from $.12 to $1.00.

The following tables summarize the option and warrant activity for the periods ended December 31, 2003 and 2002:

	December 31, 2003		December 31,2002
	Number of Shares	Weighted Average Exercise Price	Number of Shares	Weighted Average Exercise Price

Outstanding, beginning of period	8,818,371	$1.68	3,063,418	$2.12
Granted to:
Employees, officers, directors	1,000,000.12		-	-
Others	5,000,000.12		6,115,551	1.75
Expired/canceled	(8,032,659)	1.70	(860,598)	3.80
Exercised	-	-	-	-
Outstanding, end of period	6,285,712	$.16	8,318,371	$1.68

All outstanding warrants and options were exercisable at December 31, 2003.  If not previously exercised, warrants and options outstanding at December 31, 2003 will expire as follows:

Year Ending December 31,	Number of Shares	Weighted Average Exercise Price

2004	6,271,428	$ .16
2005	10,713.98
2006	3,571.98
Total	6,285,712

Presented below is a comparison of the weighted average exercise prices and market price of the Company’s common stock on the measurement date for all warrants and stock options granted during the years ending December 31, 2003 and 2002:

	December 31, 2003			December 31, 2002
	Number of Shares	Exercise Price	Market Price	Number of Shares	Exercise Price	Market Price
Fair value equal to exercise price	-	-	-	-	$ -	$ -
Fair value greater than exercise price	-	-	-	-	$ -	$ -
Exercise price greater than fair value	6,000,000	$ .12	$ 0.11	6,115,551	$ 1.75	$ .56

Pro Forma Stock-Based Compensation Disclosures

The Company applies APB Opinion 25 and related interpretations in accounting for its stock options and warrants which are granted to employees.  Accordingly, compensation cost has not been recognized for grants of options and warrants to employees and directors unless the exercise prices were less than the fair value of the Company’s common stock on the grant dates. Had compensation cost been determined based on the fair value at the grant dates for awards under those plans consistent with the method of FASB 123, the Company’s net earnings (loss) and earnings (loss) per share would have been changed to the pro forma amounts indicated below.  The fair values generated by the Black-Scholes model may not be indicative of the future benefit, if any, that may be received by the option or warrant holder.

	2003	2002
Net loss applicable to common stockholders:
As reported	$(2,717,662)	$(17,009,828)
Pro forma	(2,717,662)	(17,009,828)
Basic earnings loss per common share:
As reported	$(.05)	$(0.45)
Pro forma	(.05)	(0.45)

Stock Based Compensation

The Company has two stock-based compensation plans. At December 31, 2003, 1,857,143 shares were reserved for issuance under these plans.  Under the Non-Employee Directors Stock Option Plan, options are granted to certain non-employee directors at prices greater than or equal to the market price of the Company’s stock on the date of grant.  The maximum term of the option is 10 years, and they vest according to the terms of the individual options granted.  All options must be granted prior to February 26, 2011, the date the Plan will terminate.  Options may be granted at any time prior to its termination.  Any option outstanding under the plan at the time of its termination, remains in effect until the option is exercised or expires. Under the 2001 Stock Compensation Plan, options and stock appreciation rights are granted to certain officers, directors, employees and advisors at prices greater than or equal to the market price of the Company’s stock on the date of grant.  The maximum term of the option is 10 years, and they vest according to the terms of the individual options granted.  All options must be granted prior to February 26, 2011, the date the Plan will terminate.  Options may be granted at any time prior to its termination.  Any option outstanding under the plan at the time of its termination, remains in effect until the option is exercised or expires.  Stock appreciation rights may be issued with stock options or separately, at the discretion of the Compensation Committee.  At December 31, 2003, no stock appreciation rights had been granted.

#

ASPEN GROUP RESOURCES CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in US Dollars)

10.

TRANSACTIONS WITH AFFILIATES

Legal expenses of approximately $88,000 and $183,000 were expensed to firms of which an officer or director of the Company is a partner during the years ended December 31, 2003 and 2002, respectively.

In May 2002, the Company closed on an acquisition of real property and certain oil and gas properties in the United States.  This transaction involved 2 former directors and the former CEO of the Company and is described as follows:

a)

In July of 2000, the Company agreed to acquire real property from one of the former directors for 2 million unregistered shares of the Company.  Upon closing in May 2002, the Company reflected the asset in the financial statements as Property and Equipment and assumed a mortgage payable by the former director on this property of $265,000 which has been reflected in the financial statements as part of the long-term debt.   All operating expenses related to this property during the period prior to closing were the responsibility of the Company and were expensed in the current periods as operating and general and administrative expenses.  In November of 2001 a cash payment of $100,000 was paid to the former director by a third party on behalf of the Company.

b)

On December 31, 2001 the Company acquired through a third party, certain oil and gas assets owned by the former CEO of the Company.  As the transaction had not closed, neither the asset nor the corresponding liability was reflected in the financial statements at December 31, 2001.  The cost of the acquisition included a $500,000 promissory note bearing interest at 8% per annum payable in 60 installments commencing April 1, 2002 to a second former director.  All revenue and expenses were recorded in the accounts of the Company commencing January 1, 2002.

c)

On May 21, 2002, the transaction closed with the cancellation of a note receivable from a third party in the amount of $200,000 and the issuance of 2.825 million shares from treasury of the Company to the third party, which in turn forwarded 1.5 million of these shares to the former director.

d)

On September 29, 2002, the former CEO returned the oil and gas properties to the second former director who held the promissory note on the transaction outlined in (b) above.  This director assumed a $100,000 bank loan payable on behalf of the Company and forgave the $500,000 promissory note payable along with accrued interest.

In 2002, Endeavour contracted services from Prospect Oil & Gas Management Ltd., a company related by common management and controlled by a past director and officer of Endeavour for general and administrative, land, development and exploration services.  The total amount charged for certain services during the year ended December 31, 2002 totaled $122,447.  This contract expired on April 15, 2002.

At December 31, 2002, Prospect Oil & Gas Management Ltd. owed Endeavour $94,769 for oil and gas revenues in the normal course of operations, net of services rendered, which bear no interest and has been collected subsequent to December 31, 2003.

#

ASPEN GROUP RESOURCES CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in US Dollars)

At December 31, 2003 and 2002, Cubacan owed Endeavour $0 and $102,048, respectively as a result of cash advances and reimbursable costs which bear no interest and have no set terms of repayment.  These transactions are in the normal course of operations and are measured at the exchange amount which is the amount of consideration established and agreed to by the related parties.

In November 2001, the Board of Directors approved a 2.5% and a 1.0% overriding royalty on all of the Company’s U.S. production as executive compensation for the Chief Executive Officer and President respectively.   In 2002, 1.0% of these overriding royalties have been reassigned back to the Company.  The 2.5% overriding royalty is currently in litigation. See footnote 13(m).

In 2002 Endeavour contracted Riechad Inc. and APT Inc., companies controlled by a past director and officer of Endeavour, for engineering and management services.  The total contract fees charged and accrued during the year ended December 31, 2002 totaled $110,792.  These transactions are in the normal course of operations and are measured at the exchange amount which is the amount of consideration established and agreed to by the related parties.

Evinco Exploration Inc. is related by a common director.  Evinco Exploration Inc. f/k/a 988023 Alberta Ltd. is owed $228,202 and $101,916 at December 31, 2003 and 2002, respectively, for oil & gas revenues in the normal course of operations.

11.

CONCENTRATION OF CREDIT RISK

Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of cash and accounts receivable.  The Company maintains its cash with banks primarily in Oklahoma City, Oklahoma and Calgary, Alberta.  The terms of these deposits are on demand to minimize risk.  The Company has not experienced any losses related to these cash deposits and believes it is not exposed to any significant credit risk.

Accounts receivable consist of uncollateralized receivables from domestic and international customers primarily in the oil and gas industry.  To minimize risk associated with international transactions, all sales are denominated in U.S. currency.  The Company routinely assesses the financial strength of it customers.  The Company considers accounts receivable to be fully collectible; accordingly, no allowance for doubtful accounts is required.  If amounts become uncollectible, they will be charged to operations when that determination is made.

12.

EMPLOYEE BENEFIT PLAN

The Company has established a salary deferral plan under Section 401(k) of the Internal Revenue Code.  The plan allows eligible employees to defer a portion of their compensation.  Such deferrals accumulate on a tax-deferred basis until the employee withdraws the funds.  The plan provides for contributions by the Company in such amounts as the Board of Directors may determine annually.  The Company contributed $0 and $40,500 for the years ended December 31, 2003 and 2002, respectively.

13.

COMMITMENTS AND CONTINGENCIES

Letters of Credit

At December 31, 2003 and 2002, the Company had $125,000 and $151,000 of outstanding letters of credit, respectively.

Leases

The Company conducts its operations utilizing leased facilities under long-term lease agreements, classified as operating leases.  The Company also leases certain equipment and vehicles under operating leases.  Certain leases provide that the Company pay taxes, maintenance, insurance and certain other operating expenses and contain purchase options.

Future minimum lease payments in the aggregate required by noncancellable operating leases with initial or remaining terms in excess of one year are as follows:

Year Ending December 31,

Total

2004	$237,218
2005	97,909
2006	-
$335,127

Total rent expense, all of which was minimum rentals, for the years ended December 31, 2003 and 2002 was approximately $223,000 and $696,000, respectively and is net of sublease rentals of $14,800 and $27,400, respectively.

Environmental Matters

The Company is engaged in oil and gas exploration and production and may become subject to certain liabilities as they relate to environmental cleanup of well sites or other environmental restoration procedures as they relate to the drilling of oil and gas wells and the operation thereof.  Although environmental assessments are conducted on all purchased properties, in the Company’s acquisition of existing or previously drilled well bores, the Company may not be aware of what environmental safeguards were taken at the time such wells were drilled or during such time the wells were operated.  Should it be determined that a liability exists with respect to any environmental clean up or restoration, the liability to cure such a violation could fall upon the Company.  No claim has been made, nor is the Company aware of any liability, which it may have, as it relates to any environmental clean up, restoration or the violation of any rules or regulations relating thereto.  Liabilities for expenditures are recorded when environmental assessment and/or remediation is probable and the costs can be reasonably estimated.

Litigation

The Company and its subsidiaries, in the normal course of operations, are sometimes named as defendants in litigation.  The nature of these claims is related to disputes arising from services provided by outside contractors or for delinquent payments.  The Company does not expect that the results of any of these proceedings will have a material adverse effect on the Company’s financial position

a)

Bruce J. Scambler and JMEKS, Inc. vs. Jack E. Wheeler, Crown Partners, LLC Minerals Division, Aspen Group Resources Corporation, Inc., and Cotton Valley Resources Corporation; Case No. CJ-2000-6912-62; D.C. Oklahoma County; Petition filed 9/20/00.

The Company was named as a defendant in an action filed in September 2000 whereby a former officer of the Company alleged a breach of a Settlement and Release Agreement.  The Company was unsuccessful in defending this action and a judgment in the amount of $385,000 plus estimated interest and legal fees of $50,000 was granted against the Company and the former CEO.  The Company is jointly and severally liable along with the former CEO for this amount.  Of this amount, the Company has made a provision for the total, which has been recorded as a liability at December 31, 2002 and charged to operations in 2002. Judgment was paid in full during 2003.

b)

Duke Energy Trading and Marketing, LLC vs. Aspen Group Resources Corporation; Case No. 2002-02095; D.C. Harris County, Texas; Petition filed on 1/18/02.

The Company was named as a defendant in an action January 2002 whereby the Company allegedly executed a written Guaranty in October 2000, on behalf of a corporation that the Company was in the midst of merger negotiations, to a third party guaranteeing a potential liability up to $2,300,000.  The Company claims that since the merger negotiations never came to fruition, that the Guaranty was cancelled and there is no liability to the Company.    Outside counsel for the Company has advised at this stage of proceedings, they cannot offer an opinion as to the probable outcome.  The Company’s management is vigorously defending the case.

c)

615436 Alberta Ltd. vs. Aspen Endeavour Resources Inc.; Action No. 0201-17345; Court of Queen's Bench of Alberta, Judicial District of Calgary; Petition filed on 10/12/02.

A wholly owned subsidiary of the Company was named as a defendant in an action commenced October 2002 whereby a company controlled by a past director and officer of the subsidiary claims that it is owed for a promissory note signed by the Canadian subsidiary of the Company in October 1994 in the amount of $250,000 (Canadian) plus interest.  The Company is defending this action as it believes it is not a liability of the Company and therefore, no liability has been accrued in these financial statements.

d)

Jeffrey Chad and Riechad Incorporated vs. Aspen Endeavour Resources Inc.; Action No. 0201-17493; Court of Queen's Bench of Alberta, Judicial District of Calgary; Petition filed on 10/16/02.

A wholly owned subsidiary of the Company was named as a defendant in an action commenced October 2002, whereby a past director and officer of the subsidiary claims it is owed the sum of  $440,000 (Canadian) pursuant to a suspension and redefinition of his consulting agreement.  Jeffrey Chad and Riechad Incorporated received a judgment in their favor for $306,000 (Canadian) in December 2003.  Judgment was paid in full in January 2004.  This liability is accrued in these financial statements.

e)

Jack Wheeler vs. Aspen Group Resources Corporation; Case No. CIV-03-0180W, filed in the United States District Court for the Western District of Oklahoma.

The past CEO alleges that the Company breached his employment contract by not paying sums due under the contract.

Management intends to vigorously defend the case and has filed a counterclaim.  See (f) below.

f)

Aspen Group Resources Corporation and Aspen Energy Group, Inc. vs. Jack Wheeler and Wheeler & Sons Oil & Gas, LLC, Canadian County, Oklahoma Case No. CJ-2003-281.  Petition filed on 05/15/03.

The Company alleges that the previous CEO committed fraud, embezzlement, breach of fiduciary duty, usurping of corporate opportunities and similar claims relating to his position as an officer and director of the Company. Management intends to vigorously pursue the claim and to defend the counterclaim.

g)

Aspen Group Resources Corporation and Aspen Energy Group, Inc. vs. Lenard Briscoe and LCB Resources, Inc., Canadian County Oklahoma, Case no. CJ-2003-307.  Petition filed on 05/27/03.

The Company has sued a past director and his private corporation, LCB Resources, Inc., alleging wide ranging fraud, breach of fiduciary duty, usurping corporate opportunities and misappropriation of corporate assets in connection with his service as an officer and director of the Company.  See (h) below.  Management intends to pursue the case vigorously.

h)

LCB Resources and Lenard Briscoe vs. Aspen Energy Group, Inc., Kingfisher County, Oklahoma, Case No. CJ-2003-96.  Petition filed on 05/27/03

The past director has counter sued alleging the Company’s subsidiary has failed to pay royalties owed on certain oil and gas properties, has mismanaged those properties and has sold oil wells in which the past director has an interest, but has not paid him.  Management intends to vigorously defend the case.  No liability has been accrued in these financial statements for this claim.

i)

R. Charles Allen vs. Aspen Group Resources Corporation, Jack E. Wheeler, James E. Hogue, Wayne T. Egan, Anne Holland, Randall B. Kahn, Lenard Briscoe, Peter Lucas, Lane Gorman Trubitt L.L.P. and WierFoulds L.L.P.; Action #02-CV241587CP

The Company was named as a defendant, on a joint and several basis, along with the then directors, auditors and legal counsel of the Company in an Action dated December 30, 2002, whereby the plaintiff is seeking an order rescinding the take-over bid dated November 22, 2001 by the Company for the purchase of securities of Endeavour Resources Inc. along with damages in the amount of $10,000,000 (Canadian).  The Company is defending this action as it believes it is not a liability of the Company, the outcome of which is undeterminable.  Outside counsel for the Company has advised at this stage of proceedings, they cannot offer an opinion as to the probable outcome.  The Company’s management is vigorously defending the case.

j)

Riechad Incorporated vs. Aspen Endeavour Resources Inc.:  Action No. 0201 – 17515; Court of Queens Bench of Alberta, Judicial District of Calgary; Counterclaim filed 07/07/03.

Aspen Endeavour Resources Inc. was named as a defendant in a counterclaim action commenced July 2003 whereby a company controlled by a past director and officer of Aspen Endeavour Resources Inc. claims that it is owned for related party transactions of $736,969 (Canadian).  The Company has previously recorded $28,115 (Canadian) towards this claim.  The Company is defending any amounts in excess of the $28,115 (Canadian).

k)

615433 Alberta Ltd. vs. Aspen Endeavour Resources Inc.: Action No. 0401 – 06892 Court of Queen’s Bench of Alberta, Judicial District of Calgary, Petition filed on 04/29/04.

On April 29, 2004, Aspen Endeavour Resources Inc. was named as a defendant in an action commenced whereby a company (615433 Alberta Ltd.) controlled by a past officer/director of Aspen Endeavour Resources Inc. claimed that it is owed for an income tax notice of reassessment in amounts of Cdn $239,641 due to a 1999 flow-through share transaction.  The company is defending this action, as it believes it is not a liability of the Company and therefore, no liability has been accrued in these financial statements.

l)

114161 Resources Ltd. vs. Aspen Endeavour Resources Inc.:  Action No. 0401 – 06893 Court of Queen’s Bench of Alberta, Judicial District of Calgary, Petition filed on 04/29/04.

On April 29, 2004, Aspen Endeavour Resources Inc. was named as a defendant in an action commenced whereby a company (114161 Resources Ltd.) controlled by a past officer/director of Aspen Endeavour Resources Inc. claimed that it is owed for an income tax notice of reassessment in amounts of Cdn $360,934 due to a 1999 flow-through share transaction.  The company is defending this action, as it believes it is not a liability of the Company and therefore, no liability has been accrued in these financial statements.

m)

Aspen Energy Group, Inc. vs. Jack Wheeler, Butler County, Kansas Case No. 03-C-189.

The lawsuit alleges that while serving as chairman of the board and chief executive officer, Jack Wheeler convinced the board of directors to grant him an overriding royalty interest in certain Aspen properties in lieu of a bonus.  However, Wheeler failed to inform the board that such an overriding royalty interest would violate Aspen’s loan covenants with its bank.  When the bank learned of the overrides it insisted that Wheeler return the overriding royalty interests to Aspen.  Wheeler executed such reassignments.  After his departure from Aspen, Wheeler began claiming that he did not fully reassign his overriding royalty interests to Aspen.  Aspen filed an action in Butler County, Kansas to quiet title in these wells.  Wheeler counterclaimed, asking that title be quieted in his favor.  Management intends to vigorously pursue the claim and to defend the counterclaim.

14.

EARNINGS PER SHARE

The following data show the amounts used in computing earnings per share and the effect on income and the weighted average number of shares of dilutive potential common stock.

	2003	2002

Net loss	$(2,717,662)	$(17,009,828)
Effect of dilutive securities	-	-
Net loss after effect of dilutive securities	$(2,717,662)	$(17,009,828)
Weighted average number of common shares used in basic earnings per share	50,030,092	37,420,390
Special warrants	-	-
Convertible debt	-	-
Stock options and warrants	-	-
Weighted average number of common shares and dilutive potential common stock used in diluted earnings per share	50,030,092	37,420,390

Options and warrants to purchase approximately 6,285,712 shares of the Company’s common stock, with exercise prices ranging from $0.12 to $1.00, were excluded from the December 31, 2003 diluted earnings per share calculation because their effects were antidilutive.  Options and warrants to purchase approximately 8,318,371 shares of the Company’s common stock, with exercise prices of ranging from $0.05 to $1.80, were excluded from the December 31, 2002 diluted earnings per share calculation because their effects were antidilutive.

15.

ACQUISITION OF ENDEAVOUR RESOURCES INC.

On January 1, 2002, the Company acquired the outstanding common shares of Endeavour pursuant to a November 23, 2001 Offer to Purchase.   On March 6, 2002, the Company completed the acquisition of 100% of Endeavour, in exchange for 11,944,809 common shares of the Company together with share purchase warrants to purchase an additional 5,972,403 common shares of the Company. Each whole share purchase warrant entitles the holder to purchase one share of common stock of the Company at a price of $1.25 until September 30, 2002, or $1.75 thereafter until June 30, 2003. In addition, the Company acquired common share purchase warrants of Endeavour entitling the holder to acquire approximately 3,750,000 additional shares of Endeavour common stock.  In exchange for these warrants, the Company issued 890,625 Class B common share purchase warrants (Class B Warrants), each whole Class B Warrant entitling the holder to purchase one share of the common stock of the Company at a price of $1.33 per share until June 28, 2002. The Endeavour common stock and warrants are herein referred to as the “Endeavour Securities”.  Endeavour is a Calgary based oil and gas company actively engaged in the exploration and development of oil and natural gas in Western Canada and Southern United States.  Endeavour was listed on the Canadian Venture Exchange (CDNX) and traded under the symbol “ERU”.

Aspen acquired Endeavour in order to increase its oil and gas production, and to acquire the potential of the oil and gas production in Endeavour.

16.

FINANCIAL RESULTS AND LIQUIDITY

The accompanying consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business.  The Company has incurred net losses of $2,717,662 and $17,009,828 for the years ended December 31, 2003 and 2002 respectively and has current liabilities in excess of current assets of $14,107,377 at December 31, 2003.  These factors, among others, indicate that the Company may be unable to continue as a going concern for a reasonable period of time.  Since joining the Company in October of 2002, the new Chief Executive Officer, along with the rest of the Company’s management team has been developing a broad operational financial restructuring plan.  The Company has been able to secure financing to support its operations to date.  Going forward, additional cash will be needed to implement the proposed business plan, repay debts and to fund losses until the Company has returned to profitability.  Where there is no assurance that funding will be available to execute the plan, the Company is continuing to seek financing to support its turnaround efforts and is exploring a number of alternatives in this regard.  Management is exploring alternatives that include seeking strategic investors, selling Company assets and implementing cost reduction programs.  There can be no assurance that management’s efforts in this regard will be successful.  The Company believes that the capital raised in fiscal 2003 and its current credit facility will be sufficient to support the Company’s liquidity requirements through December 31, 2004, depending on operating results.  Management believes that, despite the financial hurdles and funding uncertainties going forward, it has under development, a business plan that if successfully funded and executed as part of the financial restructuring, can significantly improve operating results.

17.

ASSET IMPAIRMENT

During 2002, in connection with a change in management, the Company and its new management team evaluated the ongoing value of certain assets.  Based on this evaluation, it was determined that certain assets were impaired and were written down by $1,214,528 to their estimated fair value.  The estimated fair value was based on market and other information available to the Company.

18.

SUBSEQUENT EVENTS

On April 5, 2004, the Company completed a private placement of 12 million special warrants at $0.25 each for gross proceeds of $3.0 million (Canadian).  Each special warrant is comprised of one common share and one half of one common share purchase warrant with each whole common share purchase warrant exercisable for one common share at a price of $0.35 until April 5, 2005.  The common shares and warrants issued carry a four-month hold period under Canadian securities laws from the date of close.

The Company has also issued 2,570,833 shares at $0.18 (Canadian) per share for a total of $462,750 (Canadian). These shares were exercised from the 6,000,000 outstanding purchase warrants, which were issued February 11, 2003.

#